EXHIBIT 11.1
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                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                13 WEEKS ENDED                     26 WEEKS ENDED
                                                        ------------------------------       -----------------------------
                                                           JULY 27,          JULY 28,         JULY 27,          JULY 28,
                                                              1997              1996             1997              1996
                                                        -------------     ------------       ------------      -----------
                                                                  (Unaudited)                        (Unaudited)
Financial statement computations:

    Income before income taxes                           $    15,760       $    14,986       $    19,502       $    18,158
    Income tax expense                                         6,446             6,175             7,954             7,475
    Minority interest                                           (241)             (372)             (611)             (553)
                                                         -----------       -----------       -----------       -----------

    Net income                                           $     9,555       $     9,183       $    12,159       $    11,236
                                                         ===========       ===========       ===========       ===========

Earnings per share:

    Shares used in primary earnings per share
    computation:
        Weighted average common shares outstanding            31,505            31,375            31,488            31,337
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at average market price               311               476               326               343
                                                         -----------       -----------       -----------       -----------

        Common and common share equivalents                   31,816            31,851            31,814            31,680
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming primary dilution         $      0.30       $      0.29       $      0.38       $      0.35
                                                         ===========       ===========       ===========       ===========

    Shares used in fully diluted earnings per share
    computation: (1)
        Net income                                       $     9,555
             After-tax interest add-back                       1,278
                                                         -----------
        Adjusted net income                              $    10,833
                                                         ===========

        Weighted average common shares outstanding            31,505            31,375            31,488            31,337
        Shares issuable pursuant to conversion rights          4,581
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at higher of average market
           price and period-end market price                     312               476               326               429
                                                         -----------       -----------       -----------       -----------

        Common and common share equivalents                   36,398            31,851            31,814            31,766
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming full dilution            $      0.30       $      0.29       $      0.38       $      0.35
                                                         ===========       ===========       ===========       ===========

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(1)  The calculation of fully diluted earnings per share for the 26 weeks ended
     July 27, 1997 excludes convertible shares under the Company's 5.25% Convertible Subordinated Notes because they have an antidilutive effect.